                                                                    EXHIBIT 99.1


           ENVIRONMENTAL TECTONICS CORPORATION ANNOUNCES REDEMPTION OF
                                 LONG-TERM BONDS

Southampton, PA-July 6, 2005-Environmental Tectonics Corporation (AMEX-ETC) ("ETC" or the "Company") today announced it has issued a redemption notice effective August 1, 2005 for all of its outstanding taxable variable rate demand/fixed rate revenue bonds due April 1, 2020 (the "Bonds"). The Bonds were originally issued March 15, 2000 to fund the Company's operations and to finance construction of an addition to the Company's main plant in Southampton, PA. To fund the redemption of the Bonds, which will total approximately $4.1 million in principal and accrued interest, the Company intends to utilize $4.1 million in restricted cash now being held as collateral by PNC Bank, National Association for the letter of credit which secures the Bonds.

As of May 27, 2005, all deferred financing charges associated with the Bonds had been fully amortized to the Company's profit and loss statement.

         ETC designs, develops, installs and maintains aircrew training systems, public entertainment systems, process simulation systems (sterilization and environmental), clinical hyperbaric systems, environmental testing and simulation systems, and related products for domestic and international customers.

         This press release may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 as amended, and Section 21E of the Securities Exchange Act of 1934. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about the Company that may cause our actual results, levels of activity, performance or achievements to be materially different from any other future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may", "will", "should', "could", "would", "expect", "plan", "anticipate", "believe", "estimate", "continue", or the negative of such terms or similar expressions. Factors that might cause or contribute to such a discrepancy include, but are not limited to, contract cancellations, failure to obtain new contracts, political unrest in customer countries, unfavorable results in litigation, general economic conditions, and those issues identified from time to time in our Securities and Exchange Commission filings and other public documents, including, without limitation, our Annual Report on Form 10-K for the fiscal year ended February 25, 2005.

Contact:  Duane D. Deaner, CFO      TEL: 215-355-9100 (ext. 1203)      FAX: 215-357-4000
                           ETC - Internet Home Page: http://www.etcusa.com
                           -----------------------------------------------